EXHIBIT 12

                   BUILDING MATERIALS CORPORATION OF AMERICA
                      RATION OF EARNINGS TO FIXED CHARGES
                                  (Unaudited)
                         (Thousands, except ratio data)


                                                                                                            Pro Forma
                                                                               Nine Months Ended      ----------------------
                                                  Year Ended December 31,      ------------------              Nine    Nine
                                          ------------------------------------ Sept. 29, Sept. 28,     Year   Months  Months
                                          1992    1993    1994    1995    1996    1996    1997         1996    1996    1997
                                          ----    ----    ----    ----    ----    ----    ----         ----    ----    ----
INCOME BEFORE INCOME TAXES               23,144  32,982  27,819  16,549  27,864  26,956  38,172       18,641  20,125  32,155
ADD:
  Interest Expense                        3,623   2,045  13,149  24,822  32,044  23,741  30,494       46,518  34,758  36,687
  Interest Component Of Rental Expense    1,984   2,091   2,366   2,329   2,769   2,077   2,181        2,769   2,077   2,181
                                         ------  ------  ------  ------  ------  ------  ------       ------  ------  ------
Earnings Available For Fixed Charges     28,751  37,118  43,334  43,700  62,677  52,774  70,847       67,928  56,960  71,023
                                         ======  ======  ======  ======  ======  ======  ======       ======  ======  ======

FIXED CHARGES:

Interest Expense                          3,623   2,045  13,149  24,822  32,044  23,741  30,494       46,518  34,758  36,687
Add:
  Capitalized Interest                        0     178     413     499     381     365     383          381     365     383
  Interest Component of Rental Expense    1,984   2,091   2,366   2,329   2,769   2,077   2,181        2,769   2,077   2,181
                                          -----   -----  ------  ------  ------  ------   -----       ------  ------  ------
Total Fixed Charges                       5,607   4,314  15,928  27,650  35,194  26,183  33,058       49,668  37,200  39,251
                                          =====   =====  ======  ======  ======  ======  ======       ======  ======  ======


Ratio Of Earnings To Fixed Charges         5.13    8.60    2.72    1.58    1.78    2.02    2.14         1.37    1.53    1.81
                                           ====    ====    ====    ====    ====    ====    ====         ====    ====    ====

